Exhibit 99.2

Farmer Bros. Board Declares Dividend

TORRANCE, Calif.—(BUSINESS WIRE)—Aug. 27, 2009— Farmer Bros. Co. (Nasdaq: FARM) announced that on August 26, 2009 its Board of Directors declared a regular dividend of $0.115 per share, payable on November 9, 2009 to shareholders of record on October 23, 2009. The Company’s Board of Directors also announced that the 2009 Annual Shareholders Meeting is scheduled to be held on December 10, 2009 at the Company’s headquarters in Torrance, California and shareholders of record as of October 13, 2009 would be eligible to vote at this meeting.

About Farmer Bros.

Farmer Bros. Co. is the nation’s largest direct-store delivery business for coffee and allied products such as cappuccino, cocoa mixes and spices. It roasts and packages coffee for more than 10 brands; it processes and packages allied products; it directly delivers its products and services to food service operators and retailers in all 48 mainland states. It also provides private-label coffee programs to retailers through Coffee Bean Intl., one of the nation’s leading specialty coffee roasters. Farmer Bros. has paid a dividend in every year since 1953, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Source: Farmer Bros. Co.

Abernathy MacGregor Group

Jim Lucas / Sydney Rosencranz, 213-630-6550